Exhibit 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2013

Revenue Increased 22% Driven By 70% Increase in Retail and Continued Growth in Direct Segment

Operating Income Increased 91% Due to the Increased Revenue and Improved Gross Margins in Both Segments

VANCOUVER, WASHINGTON, November 4, 2013 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter and first nine-months ended September 30, 2013.

Net sales for the third quarter of 2013 totaled $46.3 million, a 22% increase compared to $38.1 million in the same quarter of 2012. Strong growth was primarily driven by the Company’s Retail segment combined with continued gains in the Direct segment. Year to date net sales through the third quarter were $141.7 million, an increase of 10% over the same period last year. Gross margins for the third quarter improved in both the Direct and Retail segments, by 310 and 400 basis points, respectively, versus same period last year, however the consolidated gross margin declined 160 basis points to 47.1% due to a greater percentage of sales coming from the Company’s lower gross margin Retail segment. Operating Income for the third quarter of 2013 was $1.3 million, a 91% increase over the $0.7 million reported in the same quarter of 2012. The increase in operating income reflects higher sales and gross margins in both the Direct and Retail Segments combined with improved operating leverage of sales and marketing and general and administrative expenses. Year to date operating income through nine months totals $5.6 million, an increase of 92% over the same period last year.

Net income from continuing operations for the third quarter of 2013 was $1.5 million, compared to $1.2 million for the same period last year. Net income for last year’s third quarter included a tax benefit of $0.6 million. Income per diluted share from continuing operations for the third quarter of 2013 was $0.05, compared to income per diluted share of $0.04 in the third quarter of 2012 which included approximately $0.02 per diluted share of tax benefit. On a year to date basis through the first nine-months of 2013, net income from continuing operations was $39.7 million or $1.26 per diluted share, which included a $34.2 million net income tax benefit due primarily to the partial reversal, in the second quarter of 2013, of a valuation allowance recorded against the Company’s deferred tax assets. Excluding the net income tax benefit, the Company’s income from continuing operations was $5.5 million, or $0.17 per diluted share, compared to $3.4 million, or $0.11 per diluted share, for the same period last year.

For the third quarter of 2013, the Company reported net income (including discontinued operations) of $1.4 million, or $0.04 per diluted share. In the third quarter of 2012, the Company reported net income (including discontinued operations) of $1.0 million, or $0.03 per diluted share including the previously mentioned tax benefit of $0.02 per diluted share. Net income for the third quarter of 2013 included a loss from discontinued operations of $0.1 million. Net income for the third quarter of 2012 included a loss from discontinued operations of $0.3 million, or ($0.01) per diluted share.

Bruce M. Cazenave, Chief Executive Officer, stated, “During the third quarter, we achieved very strong growth in our Retail business and were also pleased with the continued growth of the Direct business. The operating performance improvement this quarter reflects our team’s hard work to deliver impactful new products, further improve gross margins in both our Direct and Retail businesses, and to realize operating leverage across our sales, marketing, and administrative areas. We also continued to make incremental strategic investments in our overall marketing initiatives, and in new creative and media exposure for our Direct business.”

Mr. Cazenave continued, “We are encouraged by the favorable reception that our new products have received as we enter our historically strongest quarter of the year. Our new line-up of Retail products has been well received, and our new Direct products, including the Bowflex Boost™ band and the soon to be launched MAX Trainer™, have been receiving positive reviews in a broad base of general interest, fitness and social media outlets. Although overall consumer confidence and spending levels continue to present headwinds, we believe we have positioned ourselves well for this year’s peak fitness season.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $25.7 million in the third quarter of 2013, an increase of 3% over the comparable period last year. Direct segment sales benefited from increased sales of the Company’s new product, Bowflex® UpperCut™, as well as continued strong demand for cardio products, especially our Bowflex® TreadClimber® product line, partially offset by a decline in strength products. Net sales year to date through nine months for the Direct segment were $93.7 million, an increase of 12% over the comparable period last year. U.S. credit approval rates rose to 34.3% in the third quarter of 2013, up from 31.4% for the same period last year.

Operating income for the Direct segment was $1.3 million for the third quarter 2013, compared to $1.9 million for the third quarter 2012. Higher sales and higher gross margins for the Direct segment were offset by higher media and creative investment designed to help drive new product awareness and expand the sales leads for the fourth quarter of 2013. Gross margin for the Direct business was 61.0% for the third quarter of 2013, compared to 57.9% in the third quarter of last year. Direct business gross margin benefited from improved overall overhead operating efficiency and cost improvements.

Net sales for the Retail segment were $19.4 million in the third quarter 2013, an increase of 70% when compared to $11.4 million in the third quarter last year. The Company’s Retail segment sales in the third quarter of 2012 were adversely affected as a result of some Retail customers accelerating a portion of their purchases into the second quarter from the third and fourth quarters, compared to their typical buying patterns, in anticipation of the price increases implemented in the third quarter last year. Net sales year to date through nine months for the Retail segment were $44.7 million, an increase of 6% compared to the same period last year. The improvement in Retail net sales is due primarily to growth in strength products and strong retailer acceptance of the Company’s new lineup of cardio products.

Operating income for the Retail segment was $2.9 million, compared to $0.8 million in the third quarter last year. Retail gross margin was 25.4% in the third quarter of 2013, compared to 21.4% in the same quarter of last year. Gross margin benefited from a combination of the mix of new products, the price increase put in place last year, and improved overall overhead operational efficiency.

Royalty revenue in the third quarter was $1.2 million, compared to $1.6 million for the same quarter of last year. Prior year third quarter royalty revenue benefited from a one-time payment for back royalties owed to Nautilus. Current year royalties, while now including Commercial TreadClimber® sales, improved but not sufficiently to exceed the benefit of that prior year one-time true up. Royalty revenue year to date through nine months was $3.4 million, compared to $3.3 million in the same period in 2012.

For further information, see “Segment Information” attached hereto.

Balance Sheet

The Company ended the third quarter of 2013 in a strong financial position. As of September 30, 2013, the Company had cash and cash equivalents of $27.7 million and no debt, compared to cash and cash equivalents of $23.2 million and no debt at year end 2012. Working capital was $35.2 million as of September 30, 2013, compared to $25.4 million at year end 2012. Inventory as of September 30, 2013 was $17.5 million, compared to

$18.8 million as of December 31, 2012 and $16.9 million at the end of the third quarter of 2012. The Company tightly manages inventory levels and believes that inventory is at the proper levels, when combined with planned purchases, to support sales in the fourth quarter of 2013.

For further information, see “Balance Sheet Information” attached hereto.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus discloses certain non-GAAP operating results that exclude certain charges. In this news release, the Company has presented certain of its results of operations, including its income from continuing operations and income from continuing operations per diluted share, excluding the net income tax benefit, each of which is a non-GAAP financial measure.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the non-recurring nature of the partial reversal of a valuation allowance recorded against the Company’s deferred tax assets resulting in an income tax benefit, including the non-GAAP results assists investors in assessing the Company’s operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Financial Measures; Operating Income/Loss and Diluted EPS” in the financial tables included with this release.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the third quarter ended September 30, 2013 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, November 4, 2013. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 741-8620 in North America and international listeners may call (212) 231-2908. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, November 4, 2013, through 6:30 p.m. ET, November 18, 2013. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21682926.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber®, Schwinn®, Schwinn Fitness™ and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com and www.bowflex.com

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company’s prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products and the anticipated reception of such products; anticipated demand for the Company’s new and existing products; maintenance of appropriate inventory levels; growth in revenues and profits; leverage of operating expenses and the results of marketing and media investments. Factors that could cause Nautilus, Inc.‘s actual results to differ materially from these forward-looking statements include our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs associated with launch of new products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.

Investor Relations Contact:

John Mills, ICR, LLC

Telephone: (310) 954-1105

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2013 and 2012 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$46,256	$38,052	$141,712	$128,897
Cost of sales	24,479	19,511	71,912	69,283

Gross profit	21,777	18,541	69,800	59,614

Operating expenses:
Selling and marketing	14,152	12,434	46,546	41,057
General and administrative	4,907	4,371	13,836	12,672
Research and development	1,382	1,038	3,812	2,957

Total operating expenses	20,441	17,843	64,194	56,686

Operating income	1,336	698	5,606	2,928
Other income (expense), net	265	(107)	272	(105)

Income from continuing operations before income taxes	1,601	591	5,878	2,823
Income tax provision (benefit)	101	(625)	(33,814)	(554)

Income from continuing operations	1,500	1,216	39,692	3,377
Loss from discontinued operation, net of income taxes	(116)	(265)	(286)	(68)

Net income	$1,384	$951	$39,406	$3,309

Basic income per share from continuing operations	$0.05	$0.04	$1.28	$0.11
Basic loss per share from discontinued operation	—	(0.01)	(0.01)	—

Basic net income per share(1)	$0.04	$0.03	$1.27	$0.11

Diluted income per share from continuing operations	$0.05	$0.04	$1.26	$0.11
Diluted loss per share from discontinued operation	—	(0.01)	(0.01)	—

Diluted net income per share(1)	$0.04	$0.03	$1.25	$0.11

Shares used in per share calculations:
Basic	31,128	30,892	31,045	30,892

Diluted	31,488	30,943	31,419	31,010

(1)	May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and nine months ended September 30, 2013 and 2012 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2013	2012	$	%
Net sales:
Direct	$25,729	$25,103	$626	2.5%
Retail	19,369	11,388	7,981	70.1%
Royalty income	1,158	1,561	(403)	(25.8)%

	$46,256	$38,052	$8,204	21.6%

Operating income:
Direct	$1,316	$1,947	$(631)	(32.4)%
Retail	2,875	827	2,048	247.6%
Unallocated corporate	(2,855)	(2,076)	(779)	(37.5)%

	$1,336	$698	$638	91.4%

	Nine Months Ended September 30,		Change
	2013	2012	$	%
Net sales:
Direct	$93,678	$83,544	$10,134	12.1%
Retail	44,678	42,057	2,621	6.2%
Royalty income	3,356	3,296	60	1.8%

	$141,712	$128,897	$12,815	9.9%

Operating income:
Direct	$8,533	$5,968	$2,565	43.0%
Retail	4,976	4,182	794	19.0%
Unallocated corporate	(7,903)	(7,222)	(681)	(9.4)%

	$5,606	$2,928	$2,678	91.5%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2013 and December 31, 2012 (unaudited and in thousands):

	September 30, 2013	December 31, 2012

Assets

Cash and cash equivalents	$27,694	$23,207
Trade receivables, net of allowances of $34 and $93	17,125	21,767
Inventories	17,521	18,787
Prepaids and other current assets	4,759	5,750
Income taxes receivable	127	101
Short-term notes receivable	—	82
Deferred income tax assets	3,666	193

Total current assets	70,892	69,887

Property, plant and equipment, net	8,095	6,138
Goodwill	2,842	2,940
Other intangible assets, net	13,128	14,666
Long-term deferred income tax assets	27,955	239
Other assets	415	441

Total assets	$123,327	$94,311

Liabilities and Stockholders’ Equity

Trade payables	$27,019	$32,753
Accrued liabilities	6,881	8,171
Warranty obligations, current portion	1,813	2,278
Deferred income tax liabilities	—	1,275

Total current liabilities	35,713	44,477

Warranty obligations, non-current	28	214
Income taxes payable, non-current	2,813	2,812
Deferred income tax liabilities, non-current	—	1,484
Other long-term liabilities	1,614	1,998
Stockholders’ equity	83,159	43,326

Total liabilities and stockholders’ equity	$123,327	$94,311

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Continuing Operations Income/Loss and Diluted EPS (as reported and excluding non-recurring items)

(unaudited and in millions, except per share amounts):

	Three Months Ended September 30, 2013
	As reported	Less non- recurring items(1)	Excluding non- recurring items
Income from continuing operations	$1.5	$0.1	$1.6

Diluted net income per share	$0.05	$0	$0.05

	Nine Months Ended September 30, 2013
	As reported	Less non- recurring items(1)	Excluding non- recurring items
Income from continuing operations	$39.7	$(34.2)	$5.5

Diluted net income per share	$1.26	$(1.09)	$0.17

(1)	Such items were offset by the after-tax impact of an income tax benefit related to a partial reversal of a valuation allowance recorded against the Company’s deferred tax assets.